Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FLO CORPORATION

FLO Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is FLO Corporation. The Corporation was originally incorporated under the name FLO Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2007.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3. The Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is:

FLO Corporation

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent (zip code 19904). The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Stockholders may not take action by written consent. Special meetings of stockholders may be called only by the Chairman of the Board, if there is one, the President or the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Authorized Shares. The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 100,000,000, and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is 15,000,000.

Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to: one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the board of directors of the Corporation (the “Board of Directors”) subject to any dividend preference in favor of Preferred Stock; and share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation rights and preferences in favor of Preferred Stock.

Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

Designation of Rights and Preferences of Series A Preferred Stock. Two thousand (2,000) shares of Preferred Stock are designated as Series A Preferred Stock (“Series A Preferred”). Except as otherwise provided in this Certificate, all shares of Series A Preferred shall be identical and shall entitle the holders thereof to the same rights and privileges. The relative rights, preferences, privileges and restrictions granted to or imposed upon Series A Preferred and the holders thereof are as follows:

1. Dividend Rights.

(a) The holders of Series A Preferred shall be entitled to receive cumulative dividends at the rate per share of 8.00% (per year) of the Original Series A Issue Price (as defined below) for each outstanding share of Series A Preferred, accruing daily from the Original Issuance Date and compounded (if not paid within five (5) days of a Dividend Payment Date) on June 15th of each year (each a “Dividend Payment Date”), with the first Dividend Payment Date commencing on June 15, 2008, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If dividends on the outstanding shares of Series A Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to any Dividend Payment Date, then the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year. Accrued but unpaid dividends on any shares of Series A Preferred that are converted or repurchased hereunder or otherwise shall be paid concurrently with such conversion or repurchase.

(b) The Corporation shall pay the dividends payable on the outstanding shares of Series A Preferred on each Dividend Payment Date either in cash or in shares of Common Stock, at the Corporation’s option (subject to the terms hereof). Unless the Corporation shall deliver to all holders of Series A Preferred an irrevocable written notice (the “Dividend Notice”) at least 15 Trading Days prior to any Dividend Payment Date electing to pay dividends on the Preferred Shares in shares of Common Stock on such Dividend Payment Date, the Corporation shall pay dividends on the Series A Preferred in cash. If the Corporation timely elects to so pay dividends in Common Stock, then the number of such shares to be issued on such Dividend Payment Date shall be the number determined by dividing (x) the dollar amount of dividends due, by (y) the average of the closing bid prices per share of Common Stock over the five (5) consecutive Trading Days (as defined below) immediately preceding such Dividend Payment Date as reported by the principal market, exchange or quotation system on which the Common Stock is then listed for trading or quoted, or ,if the Common Stock is not so listed or quoted at such time, the market value of the Common Stock as reasonably determined by the Board of Directors at such time. Such shares of Common Stock shall be issued and delivered promptly following the applicable Dividend Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances. If the Corporation fails to issue such shares of Common Stock in such manner within such 3-Trading Day period following the Dividend Payment Date, then the holders of Preferred Shares shall have the right to elect whether to receive such dividends in cash or Common Stock. “Trading Day” as used herein shall mean a day on which there is trading on principal market or exchange on which the Common Stock is then listed for trading.

Notwithstanding anything to the contrary contained herein, the Corporation may not pay dividends hereunder in shares of Common Stock (and must deliver cash in respect thereof) if as of the Dividend Payment Date:

(1) the number of shares of Common Stock authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue the number of shares issuable upon conversion of all outstanding Series A Preferred at such time; or

(2) the Corporation (together with its subsidiaries on a consolidated basis) does not have current assets exceeding its current liabilities (as determined in accordance with generally accepted accounting principles) or is unable to pay all its debts as they become due in the ordinary course of business, or the Corporation is subject to any liquidation, dissolution or winding up of its affairs, or the Corporation or its assets is subject to any bankruptcy, insolvency, reorganization or similar proceeding.

(c) Dividends, if any, shall be paid by mailing a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series A Preferred and/or Common Stock, as applicable, as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The mailing of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

(d) Each holder of an outstanding share of Series A Preferred shall be deemed to have consented to distributions made by the Corporation in connection with its repurchase of shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of repurchase between the Corporation and such persons upon termination of employment or services.

2. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred shall be entitled to receive, first and with priority over holders of Common Stock and any other class or series of equity security of the Corporation, the Original Series A Issue Price per share plus any accrued and unpaid dividends on each share of Series A Preferred. The balance of any assets or surplus funds shall be distributed to holders of Common Stock.

(b) If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the value of the assets to be distributed to the holders of Preferred Stock shall be determined in good faith by the Board of Directors. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 Trading Day period ending three business days prior to the distribution;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 10 Trading Day period ending three business days prior to the distribution; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

3. Voting Rights. Each holder of Series A Preferred shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the total number of shares of Common Stock into which such holder’s shares of Series A Preferred are convertible, at the record date for the determination of shareholders entitled to vote on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed. Fractional votes will not be permitted, but will be rounded up or down to the nearest whole number with one-half being rounded up based on the aggregate number of shares of Series A Preferred held. Except as otherwise expressly provided herein or by the General Corporation Law, the holders of shares of Series A Preferred and Common Stock shall vote together as a single class on all matters.

4. Conversion.

(a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $9,000.00 (the “Original Series A Issue Price”) by the Series A Conversion Price at the time in effect for such share (the “Series A Conversion Rate”). The Series A Conversion Price (as defined below) shall, as of July 3, 2007 (the “Original Issue Date”), be $2.25 per share of Common stock (the “Series A Conversion Price”); provided, however, that the Series A Conversion Price shall be subject to adjustment as provided below.

(b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate upon the earliest to occur of the following: (i) the date on which the Common Stock has had a minimum closing bid price (as reported or quoted on any market or exchange on which the Common Stock is listed or quoted for trading on the date in question) of at least $7.00 per share (as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a “Recapitalization Event”)) for the 20 consecutive Trading Days and a registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of Common Stock issuable upon conversion of Series A Preferred is effective, (ii) a merger, consolidation, share exchange or reorganization of the Corporation with or into any other corporation, corporations or other entity (excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), or any other transaction or series of related transactions, in which the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation own less than fifty percent (50%) of the voting power of the surviving entity, or a sale, conveyance or other disposition of all or substantially all of the assets of the Corporation (collectively, a “Corporate Event”), or (iii) completion of an offering of the Corporation’s equity securities (including securities convertible into the Corporation’s equity securities) in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least ten million dollars ($10,000,000) in the aggregate (excluding an offering of Series A Preferred). Any conversion pursuant to this Section 4(b) shall be effected without any action by the holder of such Series A Preferred and whether or not certificates representing such shares are surrendered to the Corporation or any transfer agent for Series A Preferred.

(c) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for Series A Preferred and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or, in the case of a lost certificate, after delivery of such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

In the event some but not all of the shares of Series A Preferred represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the shares of Series A Preferred that were not converted.

(d) Conversion Price Adjustments of Series A Preferred.

(i) In the event the Corporation, at any time after the Original Issue Date, shall issue any Additional Stock (as defined below) (including Additional Stock deemed to be issued pursuant to Section 4(d)(v)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at such Series A Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on an outstanding and fully-diluted basis, as if all shares of Series A Preferred had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Stock issuable with respect to shares of Series A Preferred or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series A Conversion Price resulting from the issuance of Additional Stock causing such adjustment.

(ii) No adjustment of the Series A Conversion Price shall be made in an amount less than $0.01 per share. Except as provided in Sections 4(d)(v)(3) and (4) below, no adjustment of the Series A Conversion Price shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with its issuance and sale.

(iv) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as determined by the Board of Directors irrespective of any accounting treatment.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(iii) and 4(d)(iv) above) received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(iii) and 4(d)(iv) above), but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

(3) if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

(4) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price shall promptly be readjusted to such Series A Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and

(5) if any such options or rights shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

(vi) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(v)) by the Corporation after the Original Issue Date, other than:

(1) Common Stock issued pursuant to a transaction described in Section 4(d)(vii);

(2) Shares of Common Stock and options therefor, issued to directors, officers, employees or consultants of the Corporation and/or its subsidiaries and affiliates pursuant to a stock option plan, stock purchase plan, or other equity incentive plan or agreement (an “Employee Stock Plan”), approved by the Board of Directors;

(3) Capital stock issued in connection with bona fide acquisition transactions approved by the Board of Directors;

(4) Capital stock issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors;

(5) Common Stock issued or issuable upon conversion of Series A Preferred or exercise of the Corporation’s Series A-1 Warrants or Series A-2 Warrants;

(6) Common Stock issued pursuant to the Corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with aggregate proceeds to the Corporation of not less than $10,000,000 (before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting);

(7) Common Stock issuable upon commitments, warrants, options, convertible securities or other agreements to issue Common Stock outstanding as of the Original Issue Date;

(8) Capital stock issued in connection with strategic collaborations, development agreements or licensing transactions approved by the Board of Directors;

(9) Securities issuable in respect of any shares, options, warrants, or convertible securities as a result of the application of similar antidilution provisions contained therein;

(10) The issuance of any securities to any placement agent in connection with the offering of Series A Preferred;

(11) Securities issued by way of dividend or other distribution on shares excluded from the definition of Additional Stock by this Section 4(d)(vi); and

(12) Such additional securities that are designated in writing as excluded from the definition of Additional Stock by the holders of majority of Series A Preferred.

(vii) Upon the happening of an Extraordinary Common Stock Event (as defined below) after the Original Issue Date, the Series A Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price. The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Corporation, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) New Financing. For a period of twelve (12) months following the Original Issuance Date, if the Corporation completes a subsequent financing involving a private placement of equity securities (a “New Financing”), any holder of Series A Preferred may participate in such New Financing by purchasing securities offered in the New Financing in exchange for such holder’s shares of Series A Preferred, whose value for such purposes shall be the Original Series A Issue Price.

5. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4, then, in each such case for the purpose of this Section 5, the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

6. Recapitalizations. If the Common Stock issuable upon the conversion of Series A Preferred shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this ARTICLE FOURTH or a merger, consolidation, share exchange or reorganization provided for in Section 2(b)), then and in each such event each share of Series A Preferred shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series A Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

7. No Fractional Shares; Certificates as to Adjustment.

(a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable on the conversion of shares of Series A Preferred, the Company will (i) round down and issue to the holder only the largest whole number of shares of Common Stock to which the holder is otherwise entitled if the fraction of a share otherwise issuable is less than one-half, or (2) round up and issue to the holder one additional share of Common Stock in addition to the largest whole number of shares of Common Stock to which the holder is otherwise entitled, if the fraction of a share of Common Stock otherwise issuable is greater than one-half. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred being converted at any one time by any holder, not upon each share of Series A Preferred being converted.

(b) In each case of an adjustment or readjustment of the Series A Conversion Price, the Corporation at its expense will furnish each holder of Series A Preferred with a certificate showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

8. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

10. Notices. Any notice required by the provisions of this ARTICLE FOURTH to be given to the holders of shares of Series A Preferred shall be deemed effectively given: (a) if delivered by hand, upon delivery; (b) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next business day; (c) if sent by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (d) if mailed via first-class regular mail, forty-eight (48) hours after mailing to the address on record for such holder.

11. Covenants. In addition to any other rights provided by law, so long as at least 1,000 shares of Series A Preferred shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the written consent, authorization or waiver of the holders of not less than a majority of the outstanding shares of Series A Preferred voting as a single voting group, which consent, authorization or waiver may be obtained without the necessity of formal shareholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

(a) alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to materially and adversely affect the shares of such series; or

(b) increase the number of authorized shares of Series A Preferred.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the

directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The number of directors of the Corporation shall be fixed as provided in the Bylaws and may be changed from time to time by resolution adopted by the Board of Directors. In the case of any vacancy, the remaining directors may by affirmative vote of a majority thereof, or by the remaining director so elected if there be but one, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided, further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended hereafter to further eliminate or limit the personal liability of directors, then liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as amended.

EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or such person’s heirs, executors or personal legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the undersigned, a duly authorized officer of the Corporation on this 29th day of June, 2007.

FLO Corporation,
a Delaware corporation

/s/ Glenn Argenbright
By: Glenn Argenbright
Title: Chief Executive Officer and President (Authorized Officer)